EXHIBIT 99.1

INFOCROSSING LOGO

Contacts:


CHAIRMAN/CEO                  SVP FINANCE
Zach Lonstein                 William McHale
Infocrossing, Inc.            Infocrossing, Inc.
201-840-4726                  201-840-4732
zlonstein@infocrossing.com    wmchale@infocrossing.com

MEDIA RELATIONS              INVESTOR RELATIONS
Laura Turtzer                Matthew Hayden
Infocrossing, Inc.           Hayden Communications, Inc.
714-986-8397                 858-456-4533
lturtzer@infocrossing.com


                DOLAN RESIGNS AS PRESIDENT & COO OF INFOCROSSING
                            WALLACH RE-ASSUMES ROLES


LEONIA, NJ, NOVEMBER 3, 2004 - INFOCROSSING, INC. (NASDAQ: IFOX), a provider of selective IT outsourcing and business processing solutions, announced today that Patrick A. Dolan has resigned as President, Chief Operating Officer, and Director to pursue other opportunities. Mr. Dolan had served in these capacities since April 2004.

Robert B. Wallach, Vice-Chairman and Director, re-assumed the roles of President and Chief Operating Officer. Mr. Wallach had held these positions until the appointment of Mr. Dolan.

ABOUT INFOCROSSING, INC. (http://www.infocrossing.com)

Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks and business processes to Infocrossing.

SAFE HARBOR FOR FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the integration of Infocrossing West, Inc. f/k/a ITO Acquisition Corporation d/b/a Systems Management Specialists, and Infocrossing Healthcare, Inc.; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

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